UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

August 9, 2016
(Date of Report - date of earliest event reported)

Arbutus Biopharma Corporation
(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada (State or Other Jurisdiction of Incorporation or Organization)	001-34949 (Commission File Number)	98-0597776 (I.R.S. Employer Identification No.)

100-8900 Glenlyon Parkway Burnaby, British Columbia, Canada (Address of Principal Executive Offices)		V5J 5J8 (Zip Code)

(604) 419-3200
 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 9, 2016, Arbutus Biopharma, Inc. (“Arbutus”), our wholly owned subsidiary, entered into lease agreement (the “Lease”) with ARE-PA Region No. 7, LLC (the “Landlord”) for approximately 35,155 square feet of space in a building located at 701 Veterans Circle, Warminster, Pennsylvania (the “Premises”).

The commencement date of the Lease will be November 1, 2016, and the Lease will continue in effect until April 30, 2027 (the “Lease Term”).  Monthly base rent payments for the Premises under the Lease will range from $49,803 to $66,931 per month over the Lease Term, and the first month’s rent of $49,803, plus a security deposit of $99,606, is payable to the Landlord upon the execution of the Lease. In addition, Arbutus is required to pay certain operating expenses each month in addition to the monthly rent payable to the Landlord over the course of the Lease Term.  So long as no event of default has occurred under the Lease, Arbutus is entitled to an abatement of rent pursuant to the terms of the Lease.

The Lease contains customary default provisions allowing Landlord to terminate the Lease if Arbutus fails to cure certain breaches of its obligations under the Lease within a specified period of time. In addition, Arbutus will be obligated to indemnify Landlord for certain claims, damages and losses arising from Arbutus’ use or occupancy of the Premises.

The foregoing description of certain terms contained in the Lease does not purport to be complete and is qualified in its entirety by reference to the copy of the Lease that will be filed as an exhibit to our Quarterly Report on Form 10-Q for the period ended September 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:           August  19, 2016

ARBUTUS BIOPHARMA CORPORATION

By:	/s/ Bruce G. Cousins
Name: Bruce G. Cousins
Title: Executive Vice President & Chief Financial Officer